Exhibit 99.1

NewAge Beverages Corporation Changes Name to

NewAge, Inc. to Reflect Strategic Priorities and

Opportunities in Front of the Company

DENVER, COLORADO, July 29, 2020 – NewAge, Inc. (Nasdaq: NBEV), the omni-channel Colorado-based healthy and organic products company, today announced that it has changed its name to NewAge, Inc. from New Age Beverages Corporation to reflect the strategic priorities of the business and to be representative of the significant opportunities it sees in the broader consumer products goods arena. The change follows the recent announcement to combine with ARIIX and four additional e-commerce and direct selling companies, which will create a global firm with estimated pro forma revenues in excess of $500 million across more than 75 countries worldwide.

Although NewAge remains committed to the beverage category in all channels, and beverages still represent almost 50% of the Company’s portfolio, NewAge sees significant opportunities in the broader consumer goods landscape, leveraging its unique omni-channel route to market, and, in particular, its significant direct and e-commerce presence in major markets around the world.

Brent Willis, Chief Executive Officer of NewAge, said, “Evolving to the name NewAge, which we have called ourselves for a long time, was a natural progression for us. Our strategy is and has always been to drive healthy functional brands in an omni-channel route to market, but we have broadened our healthy portfolio beyond beverages, having grown from just $2 million in sales four years ago to now a pro forma of over $500 million following the completion of the ARIIX transaction. We intend to lead in healthy hydration & wellness, healthy appearance, and nutritional performance platforms differentiating across the platforms with plant-based ingredients, Noni, CBD, and micro and phytonutrients. We are focused on improving the lives of our consumers, and the livelihoods of our more than 400,000 independent product consultants, representatives and affiliates, while delivering superior growth and enhanced shareholder value by focusing on doing well by doing good.”

About NewAge

NewAge is a Colorado-based organic and healthy products company dedicated to inspiring and educating consumers to “Live Healthy.” Once the ARIIX transaction is completed, we will be the only omni-channel company with access to traditional retail, e-commerce, direct-to-consumer, and other channels across more than 75 countries worldwide, with a network of over 400,000 exclusive independent product consultants, representatives, and affiliates around the globe. NewAge markets a portfolio of better-for-you products along with the companies, ARIIX, ZENNOA, Shannen, MaVie, and Limu in healthy hydration & wellness, healthy appearance, and nutritional performance platforms. The Company has announced the merger of NewAge with ARIIX and four other e-commerce/direct selling companies on July 21, 2020. This transaction is anticipated to close during the third quarter of 2020. The company operates the websites newage.com, noninewage.com, and a number of other individual brand websites.

About ARIIX

ARIIX is a Utah-based e-commerce and direct-to-consumer company with a network of more than 130,000 independent representatives. The ARIIX opportunity and brands are available in over 35 countries around the world. Founded in 2011, ARIIX has been one of the most disruptive and fastest-growing companies in the industry and reached No. 35 on the DSN Global 100 in 2020, up from No. 57 in 2019. The company has earned over 200 awards for its business practices and was recognized as one of the fastest-growing private companies in America. The company operates the website ariix.com.

About ZENNOA

Zennoa is an e-commerce and direct selling company founded in 2016 with its largest operations in Japan. “Zennoa” means “freedom, balance and peace,” and sells a portfolio of superfood-based dietary supplements, beverages and fermented foods. Zennoa was created by John Wadsworth and Kim Asay, also two of the original founders of Morinda (Noni by NewAge). Mr. Wadsworth is credited with building Tahitian Noni Juice into the original superfruit and helping to create the superfood category. The company operates the website zennoa.com.

About SHANNEN

Shannen Global is an Indonesian-based e-commerce and direct selling company founded in 2018 that has become one of the leading beauty and skincare companies in Indonesia with revenues exceeding $25 million USD. The company sells facial and body washes, lipsticks, brow shapers and other products, and operates the website shannenglobal.co.

About LIMU

Florida-based LIMU is the category creator and global leader in fucoidan-rich nutritional products and LIMU seaweed-based products and energy drinks. The Company commercializes its portfolio via e-commerce and direct channels and has over 2,000 independent, third-party, unsolicited scientific research studies on its supernutrient, fucoidan, available for public review on PubMed.gov. The company operates the website thelimucompany.com.

About MAVIE

MaVie is a DNA mapping and wellness company with predictive genomic sequencing and a range of nutritional products customized to an individual’s DNA makeup. The company sequences an individual’s DNA and then develops a customized set of nutritional and other products based on that individual’s genetic makeup. MaVie, which is French for “my life,” operates in Australia, Europe, Hong Kong, Singapore, South Africa, and the United Arab Emirates. They manage the website mavie.com.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, financial condition, projections, the acquisition of ARIIX, statements about the benefit of the ARIIX transaction, the extent and duration of COVID-19 on its business, and achievements of the Company, including statements regarding NewAge’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

NewAge has exclusively partnered with the world’s 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

For investor inquiries about NewAge, please contact:

Investor Relations Counsel:

John Mills/Scott Van Winkle

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254/1-617-956-6736

newage@icrinc.com

NewAge, Inc.:

Riley Timmer

VP Investor Relations

Tel: 1-801-870-8685

Riley_Timmer@NewAge.com

NewAge, Inc.:

Gregory A. Gould

Chief Financial Officer

Tel: 1-303-566-3030

Greg_Gould@NewAge.com